Filed Pursuant to Rule 433

Registration No. 333-219723

Supplementing the Final Term Sheet dated

November 28, 2018 supplementing

the Preliminary Prospectus

Supplement dated November 28, 2018

(To Prospectus dated August 4, 2017)

$1,000,000,000

Archer-Daniels-Midland Company

$400,000,000 3.375% Notes due 2022

$600,000,000 4.500% Notes due 2049

Update to CUSIPs / ISINs

November 29, 2018

Archer-Daniels-Midland Company’s previously filed Final Term Sheet (the “Term Sheet”), dated November 28, 2018 (SEC Accession No. 0001193125-18-336707), contained scrivener’s errors in relation to the CUSIP / ISIN numbers for the 3.375% Notes due 2022 and the 4.500% Notes due 2049. The correct CUSIP / ISIN numbers are set forth below. This supplemental term sheet should be read together with the Term Sheet.

Title of Securities:	3.375% Notes due 2022	4.500% Notes due 2049
CUSIP/ISIN:	039483BP6 / US039483BP61	039483BQ4 / US039483BQ45

The Issuer has filed a registration statement (including a prospectus, Registration Statement No. 333-219723) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Barclays Capital Inc. toll-free at (888) 603-5847; Deutsche Bank Securities Inc. toll-free at (800) 503-4611; or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.